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NEWS RELEASE

                            FOR:      Marisa Christina, Incorporated

                            CONTACT:  Michael Lerner
                                      Chairman and Chief Executive Officer
                                      (212) 221-5770
                                      S. E. Melvin Hecht
                                      Vice-Chairman and Chief Financial Officer
                                      (201) 758-9800

FOR IMMEDIATE RELEASE

        MARISA CHRISTINA REPORTS FOURTH QUARTER AND 2003 YEAR-END RESULTS

      New York, New York, March 22, 2004 -- Marisa Christina, Incorporated (Nasdaq: MRSA) today reported results for the fourth quarter and year ended December 31, 2003.

      Net sales for the fourth quarter of 2003 were $5.0 million compared with $6.9 million in the comparable quarter of 2002. For the year 2003, sales were $23.4 million compared with $27.0 million in 2002.

      Operating loss for 2003 was $826,000 compared with operating earnings of $792,000 in 2002. The Company reported a loss before income tax benefit of $641,000 for 2003 compared with earnings before income tax benefit of $1.0 million in 2002. There was a net loss of $431,000 in 2003 compared with net earnings of $7.3 million in 2002. There was a tax benefit of $210,000 in 2003, while annual results for 2002 were favorably impacted by a $6.3 million income tax benefit resulting from reinstatement of net deferred tax assets that had been reserved in prior years.

      Operating expenses for the fourth quarter of 2003 were $1.9 million compared with the fourth quarter of 2002 operating expenses of $2.0 million, a reduction of 6.4%. Operating expenses for the year ended December 31, 2003 were $8.0 million compared with $8.5 million in 2002, a reduction of 5.9%.

      Michael H. Lerner, Chairman of Marisa Christina, Inc. commented, "While the soft economy caused disappointing results for 2003, Marisa Christina has positioned itself to realize a return to prosperity in 2004. We've restructured our sales department and have a new group of highly experienced salespeople who are focused on rebuilding the volume of our core business. Furthermore, we are working diligently with our suppliers to improve efficiency and thereby reduce the cost of our purchases. We've also introduced an exciting new line that we hope will add meaningful volume to the third and fourth quarters. Our balance sheet remains strong, which puts us in an excellent position going forward."

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      "All these factors, as well as the improving economy should bring a profitable year to Marisa Christina in 2004," he concluded.

      Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women and children. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.

      Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

                            -Financial Table Follows-

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                 MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                              THREE MONTHS ENDED DECEMBER 31,      TWELVE MONTHS ENDED DECEMBER 31,
                                                                     2003          2002                 2003           2002
                                                                     ----          ----                 ----           ----
Net sales                                                         $ 4,987        $ 6,922             $ 23,393       $ 26,975
Cost of goods sold                                                  3,968          4,728               16,268         17,732
                                                                   -------        -------             --------       --------
                 Gross profit                                       1,019          2,194                7,125          9,243
Selling, general and administrative expenses                        1,891          2,021                7,951          8,451
                                                                   -------        -------             --------       --------
                 Operating earnings (loss)                           (872)           173                 (826)           792
Interest income (expense), net                                         (2)             5                   21             63
Other income, net                                                      73             84                  164            190
                                                                   -------        -------             --------       --------
                 Earnings (loss) before income tax benefit           (801)           262                 (641)         1,045
Income tax benefit                                                    278          6,275                  210          6,249
                                                                   -------        -------             --------       --------
                 Net earnings (loss)                              $  (523)       $ 6,537             $   (431)      $  7,294
                                                                   =======        =======             ========       ========
Basic and diluted net earnings (loss)
   per weighted average common share                              $ (0.07)       $  0.90             $  (0.06)      $   1.00
                                                                   =======        =======             ========       ========
Basic and diluted weighted average
   common shares outstanding                                        7,295          7,295                7,295          7,295
                                                                   =======        =======             ========       ========

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